EXHIBIT 10.7B

AGREEMENT PROVIDING SPECIFIED BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT INCIDENT TO

A MERGER, ACQUISITION OR OTHER CHANGE OF CONTROL

OR TO SOME OTHER STRATEGIC CORPORATE EVENT OR OTHER EVENT

Executive:
State or Province of Domicile on Effective Date:
Duration of Determination Period:
Duration of Severance Period:
Effective Date:

This Agreement is entered into on the Effective Date shown above (the “Effective Date”) between NPS Pharmaceuticals, Inc., a Delaware corporation, for itself and its subsidiaries (the “Company”) and the Executive identified above (“Executive”), an employee of the Company.

WHEREAS, the Executive has been hired into or otherwise designated a member of the Company’s “Leadership Corps” due to his/her serving as an officer, professional, or other senior executive of the Company; and

WHEREAS, the Company has previously adopted and currently maintains, for the benefit of the Leadership Corps, a Severance Pay Plan (the “Plan”), a copy of which is attached hereto and incorporated by reference, which provides for certain post-employment benefits as specified therein; and

WHEREAS, in furtherance of the purposes of the Plan and as further assurances to the Executive, the Company’s Board of Directors and its Compensation Committee have previously determined that it is desirable and in the best interest of the Company, its shareholders, and other constituencies to execute this Agreement providing the Executive with specified benefits following termination of Executive’s employment with the Company incident to a merger, acquisition or other form of a Change in Control or incident to some other Strategic Corporate Event or as otherwise set forth herein;

NOW THEREFORE, in consideration of one dollar and other good and valuable consideration, receipt and sufficiency whereof are hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Termination of Employment. A covered termination of employment may occur hereunder as follows:

1.1

Change in Control. If at any time within the Executive’s Determination Period (shown above) following a Change in Control (i) the Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, death or permanent disability, then the Company shall pay and provide to the Executive the specified Severance Benefit provided herein for the Severance Period (shown above).

1.2	Strategic Corporate Event. If at any time within the Executive’s Determination Period, following a Strategic Corporate Event, as defined herein, the Executive voluntarily implements a termination of his/her employment for Good Reason then the Company shall pay and provide to the Executive the specified Severance Benefit provided herein for the Severance Period. The Determination Period for this purpose shall begin on the first date when the job prospects for the Executive have been materially altered as a result of such Strategic Corporate Event.

1.3	Other Event. If at any time (i) Executive terminates his employment with Company (or any parent or subsidiary of Company) for Good Reason (as defined in paragraph 2.10 of the attached Plan), or (ii) Company (or any parent or subsidiary of Company) terminates Executive’s employment for other than Cause (as defined in paragraph 2.4 of the attached Plan), then Executive shall receive as severance compensation for the Severance Period his salary and other items of value as set forth in paragraphs 2.1, 2.2, and 2.3 of this Agreement (a) regardless of whether a Change of Control or a Strategic Corporate Event is deemed to exist; (b) regardless of whether Executive is deemed a Covered Employee under the Plan; and (c) regardless of whether the Plan is in effect, has been changed, or if the Plan otherwise fails to provide for Executive a severance compensation at least equal to the severance compensation as set forth in paragraphs 2.1, 2.2, and 2.3 of this Agreement. In the event that any conflict or ambiguity arises between the provisions of this paragraph 1.3 and the provisions of the Plan, any other part of this Agreement, or any other document, then the provisions of this paragraph 1.3 shall supersede and control.

2.	Severance Benefits. Upon termination of an Executive’s employment due to a Change in Control (paragraph 1.1), Strategic Corporate Event (paragraph 1.2) or Other Event (paragraph 1.3) during the Executive’s Determination Period, or as otherwise set forth in this Agreement, Executive will become entitled to the following Severance Benefits for his/her Severance Period as follows:

2.1	Salary. The Company will continue to pay Executive his or her annual Base Pay (less applicable withholding taxes), as in effect immediately prior to the date of termination, to be paid periodically in accordance with the Company’s normal payroll policies, or (ii) on mutual agreement of the Company and Executive, Executive shall be paid the aggregate of such pay in a lump sum single payment to be made within the first 90 days of termination. Payments will not be terminated early or reduced in the event of death, disability or reemployment of the Executive prior to receipt of the full amount of this benefit.

2.2

Insurance. If Executive, and any spouse and/or dependents of Executive (“Family Members”) has/have medical and/or dental coverage on the date of Executive’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Executive and Family Members for the Determination Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage beginning on or after the date Executive and Family Members first become eligible to obtain comparable benefits from a subsequent employer.

2.3	Stock Options. Effective on the first day of the Executive’s Severance Period, the Executive’s existing stock options will receive accelerated vesting for the longer of (i) the period ending on the last day of the Executive’s Severance Period, or (ii) such other period as the Executive may be entitled under any stock option plan or grant or retirement plan or other provision of any applicable Company practice. The Executive will have the right to exercise all stock options previously vested or vested hereunder beginning of the first day of the Executive’s Severance Period and continuing for the longer of (i) the duration of the Executive’s Severance Period, or (ii) such other period as the Executive may be entitled under any stock option plan or grant or retirement plan or other provision of any applicable Company policy or practice. Notwithstanding the foregoing, the Executive will be required to abide by the terms of any existing “lock-up” agreement to which he/she is a party and by the applicable terms of the Company’s Insider Trading Policy for the period of time otherwise required, and all applicable securities law and regulations.

3.	Stipulation. The Executive hereby agrees and stipulates that except as specified in this Agreement, the terms of employment of the Executive remain as they were before this Agreement was executed and acknowledges that this Agreement is not the entire statement of the terms of employment of the Executive but rather constitutes the entire and sole agreement for the subject matter addressed herein.

4.	Interpretation and Definitions.

4.1	Interpretation. The provisions of this Agreement are intended to advance the purposes of the Plan and except to the extent any provision hereof supersedes or conflicts with a provision of the Plan, this Agreement and the Plan should be interpreted so has to make them harmonious.

4.2	Incorporation of the Plan in this Agreement. To the extent applicable to the Executive, the Plan is incorporated herein and made a part hereof.

4.3	Definitions. Capitalized terms used herein that are not defined herein have the meaning given in the Plan, unless the context specifies otherwise.

5.	Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

6.	Amendment. This Agreement shall not be amended, modified or discharged in whole or in part except in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

7.	Successors and Assigns. This Agreement shall inure to the benefit of (i) successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company and may not be assigned by Executive; and (ii) the heirs, executors, administrators, legal representatives and successors of Executive.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

9.	Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State or Province where Executive is domiciled on the date hereof.

10.	Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

11.	Examples of Change in Control and Other Strategic Corporate Events. By way of illustration and not limitation, provided below are examples to aid in the interpretation of this Agreement.

11.1.	Change in Control. Many circumstances that constitute a Change in Control are provided in the Plan. The Compensation Committee of the Board of Directors may declare other circumstances, from time to time.

11.2

Strategic Corporate Event. A Strategic Corporate Event occurs, in general when an individual Executive’s job prospects within the Company are materially altered without Cause. Circumstances that constitute a Strategic Corporate Event leading to a material alteration in the Executive’s job prospects must be determined on a case-by-case basis. Such an event may occur for this Executive and not for another executive who has signed a similar severance agreement with the Company and vice-versa. For example, if the Company signs a major product out-license agreement, that event by its terms might constitute a Strategic Corporate Event if it resulted in a material alteration of another executive’s job prospects (given other circumstances) and not for this Executive or vice-versa. Also, the failure in the clinic of one or more late stage programs might constitute a Strategic Corporate Event for this Executive (given relevant circumstances) and a concomitant alteration in this Executive’s job prospects while not constituting a Strategic Corporate Event and not producing a concomitant alteration in the job prospects for another executive and vice-versa. Additionally, a substantial acquisition for cash (with attendant properties and personnel) might cause a re-alignment of duties of senior personnel in a way that caused a material alteration in the job prospects of this Executive (given relevant circumstances) thus constituting a Strategic Corporate Event for this Executive and not for another executive and vice-versa. In circumstances where doubt or uncertainties attend for this Executive, about the occurrence of a Strategic Corporate Event and the required attendant material alteration in this Executive’s job prospects, the Executive and the Company expect that discussion and evaluation will usually bring required clarity and agreement. Where such is not timely obtained, the Company or the Executive may petition the Compensation Committee of the Board of Directors by written correspondence directed to the Chairman of the Committee to resolve any difference. Alternatively, the Executive may use the claims procedure under the Plan.

12.	Indemnity. Indemnity is the subject of a separate agreement between the Company and the Executive executed on or about the date of hire.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective the Effective Date shown above.

NPS Pharmaceuticals, Inc.

By:

[Executive]	Its: